EXHIBIT 8.2

SPIDI & FISCH, PC

ATTORNEYS AT LAW

1227 25TH STREET, N.W.

SUITE 200 WEST

WASHINGTON, D.C. 20037

(202) 434-4660

FACSIMILE: (202) 434-4661

April 14, 2014

Board of Directors

Teche Holding Company

1120 Jefferson Terrace Boulevard

New Iberia, LA 70560

Re:	Merger of Teche Holding Company with and into IBERIABANK Corporation

Ladies and Gentlemen:

You have requested our opinion as to certain material United States Federal income tax consequences under the Internal Revenue Code of 1986, as amended (the “Code”) of the proposed merger (the “Merger”) of Teche Holding Company (“TSH”), a corporation organized and existing under the laws of the State of Louisiana, with and into IBERIABANK Corporation (“IBKC”), a corporation organized and existing under the laws of the State of Louisiana, with IBKC as the surviving entity, in accordance with the Agreement and Plan of Merger dated as of January 12, 2014 (the “Merger Agreement”), and incorporated herein by reference.

In rendering the opinions expressed below, we have examined the following documents (the “Documents”):

(a)	The Merger Agreement;

(b)	The Officer’s Certificates of IBKC and TSH that have been delivered to the undersigned and incorporated herein by reference;

(c)	The Proxy Statement-Prospectus of TSH and IBKC, respectively, related to the Merger; and

(d)	Such other documents and records as we have deemed necessary in order to enable us to render the opinions expressed below.

In rendering the opinions expressed below, we have assumed, without any independent investigation or verification of any kind, that all of the information as to factual matters contained in the Documents is true, correct, and complete, and that the Documents are legal, binding and enforceable in accordance with their terms. Further, we have assumed that there are not any outside agreements that would materially modify the understanding of the parties and the terms of the Documents. Any inaccuracy with respect to factual matters contained in the Documents or incompleteness in our understanding of the facts could alter the conclusion reached in this opinion.

SPIDI & FISCH, PC

Board of Directors

Teche Holding Company

April 14, 2014

In addition, for purposes of rendering the opinions expressed below, we have assumed with your permission, that (i) all signatures on all Documents reviewed by us are genuine, (ii) all Documents submitted to us as originals are true and correct, (iii) all Documents submitted to us as copies are true and correct copies of the originals thereof, (iv) each natural person signing any Document reviewed by us had the legal capacity to do so, and (v) the Merger and the transactions contemplated in the Merger Agreement will be effected in accordance with the terms thereof.

OPINION

Based upon the foregoing, it is our opinion that the Merger will be treated for Federal income tax purposes as a reorganization within the meaning of Section 368(a)(1)(A) of the Code, and IBKC and TSH will each be a party to the reorganization within the meaning of Section 368(b) of the Code.

We have not been asked to, and we do not, render any opinion with respect to any matters other than those expressly set forth above, and no opinion is implied or should be inferred beyond these matters. Our opinion is based upon the facts as they exist today and our interpretation of the existing provisions of the Code, Treasury Regulations issued or proposed thereunder, published Revenue Rulings and releases of the Internal Revenue Service (IRS), and existing federal case law, any of which may be changed at any time with retroactive effect. We can give no assurance that changes in such law, or in the interpretation thereof, will not affect the opinions expressed herein. Moreover, there can be no assurance that contrary positions may not be taken by the IRS, or that a court considering the issues would not hold contrary to such opinions.

Our opinion is given as of the date hereof only, and we assume no obligation to update or supplement our opinion to reflect any fact or circumstance or change in legal authority that may hereafter come to our attention.

We expressly consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement on Form S-4 (Commission File No. 333-194327), and to the references to this opinion in such Registration Statement. In giving this opinion, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,
SPIDI & FISCH, PC

By: /s/ SPIDI & FISCH, PC